Rick Walchuk

Kolokotroni 2A

Paleo Faliro 17463
Athens, Greece

August 19, 2013

New America Energy Corp.
Attn: Jeff Canouse

Dear Sir:

Please accept this as my resignation as Officer and Director of New America Energy Corp effective immediately.

Yours truly,

/s/ Rick Walchuk
Rick Walchuk